Exhibit 99.1
P r e s s  R e l e a s e

FOR IMMEDIATE RELEASE	CONTACT:	Karen Blomquist

Senior Manager, Investor Relations

(603) 773-1212
TIMBERLAND REPORTS SECOND QUARTER RESULTS
STRATHAM, NH, July 26, 2006 — The Timberland Company (NYSE: TBL) today reported a second quarter net loss of $13.0 million and diluted earnings per share (EPS) of ($0.21), compared with second quarter 2005 net income of $6.3 million and diluted EPS of $0.09. For the purpose of comparison, Timberland estimates that its 2005 diluted EPS would have been approximately $0.07 in the second quarter, including costs related to stock options and its employee stock purchase plan. Second quarter 2006 results included pre-tax costs of $0.4 million related to the Company’s establishment of a European finance shared service center and the final closure of its Puerto Rico manufacturing facility. Excluding these restructuring costs, EPS would have been ($0.20).
▪	Second quarter revenue decreased 5.7% to $226.6 million as gains in international markets and growth in U.S. casual, outdoor, and industrial categories were offset by anticipated declines in U.S. boots and kids’ sales. Foreign exchange rate changes reduced second quarter revenues by $1.3 million, or 0.6%.

▪	International revenue increased 1.1%, or 2.3% on a constant dollar basis, supported by growth in southern Europe, distributor markets, Canada, and Japan. U.S. revenues decreased 10.9%, due primarily to declines in boots and kids’ sales, which offset benefits from the addition of the SmartWool® brand to the Company’s product portfolio and strong growth in key expansion categories such as Timberland PRO® series footwear and men’s casual footwear and apparel.

▪	Second quarter results reflected global gains in apparel and accessories revenue, which offset anticipated declines in footwear revenue. Apparel and accessories revenue increased 20.0% to $71.5 million supported by growth in Timberland® apparel sales globally and the addition of SmartWool. Global footwear revenues fell 15.1% to $150.8 million as strong gains in Timberland PRO® series and men’s casual footwear partially offset declines in boots and kids’, which were impacted as expected by proactive steps to improve stock-to-sales ratios at U.S. accounts.

▪	Global wholesale revenue decreased by 7.5% to $156.1 million. Worldwide consumer direct revenue declined slightly to $70.5 million, reflecting a 5.6% decrease in global comparable store sales.

▪	The operating loss for the quarter was $20.9 million, compared to an $8.4 million operating profit in the prior year period. The operating loss excluding the above noted restructuring costs was $20.4 million. These results were consistent with the Company’s performance expectations, reflecting anticipated gross profit pressures from lower boot sales, including impacts from higher product returns and clearance sales, as well as investments in new businesses and international expansion. For the quarter, foreign exchange rate changes reduced the operating loss by approximately $1.7 million reflecting favorable changes in hedge rates compared to the prior year period.

▪	Timberland ended the quarter with $108.1 million in cash and no debt outstanding while continuing to support its share repurchase program. Timberland repurchased 1.2 million shares in the second quarter at a total cost of $34.6 million. Timberland effectively controlled working capital levels despite lower Timberland® brand revenues and impacts from the addition of new businesses. Inventory at quarter end was $211.0 million, 2.5% lower than at the end of the 2005 second quarter. Timberland’s accounts receivable decreased 3.8% to $125.7 million.

▪	Timberland continues to target flat to low single-digit revenue growth for the full year and expects declines in comparable EPS performance in the 25% range, which is at the lower end of its previously stated profit range. For the purpose of EPS comparisons, Timberland estimates that its 2005 EPS would have been approximately $2.35 after excluding restructuring and related costs and including costs related to stock options and its employee stock purchase plan. This outlook includes the impact of provisional anti-dumping duties on European Union (EU) footwear sourced in China and Vietnam, which the Company now estimates will lower profits in the range of $7-$8 million in 2006.

▪	For the third quarter, Timberland expects flat revenue growth and gross margin declines in the 400 basis point range. For the fourth quarter, it is targeting relatively improved performance, with high single-digit revenue growth and more moderate gross margin pressure. Timberland will continue to support investment against its growth strategies, including continued global expansion and development of

Timberland’s business portfolio, which will likely contribute to low double-digit second half operating expense growth, with higher cost growth in the third quarter.
Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, “As anticipated, we saw pressure on our overall results, impacted in part by proactive steps taken to maintain Timberland’s premium brand positioning. Our strategy remains intensely focused on building a global portfolio of premium brands sharing standout values by providing innovative, authentic solutions for consumers. Through efforts focused on leveraging consumer insight and segmentation to elevate and expand our presence in targeted growth categories, we drove continued progress this quarter in developing our casual, outdoor and industrial businesses, and expanding our global reach. We believe the development of our global business portfolio will provide a strong foundation for sustaining our long-term growth and building Timberland’s value as a brand and enterprise.”
Note that comments made by the Company and Mr. Swartz are Timberland’s performance targets, based on current expectations. These comments are forward-looking, and actual results may differ materially.
As previously announced, Timberland will be hosting a conference call to discuss second quarter results today at 8:25 AM Eastern Time. Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling 617-614-6205 and providing access code number 45581919. Replays of this conference call will be available through the investor relations section of the Company’s website.
Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland® , Timberland PRO® , SmartWool®, Timberland Boot Company™ and Miõn™ brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East. More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements regarding The Timberland Company’s future financial results, are subject to risks, uncertainties and assumptions and are not guarantees of future financial performance or expected benefits. These risks, uncertainties and assumptions could cause the results of The Timberland Company to be materially different from any future results or expected benefits expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to: (i) the Company’s ability to successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) the Company’s ability to profitably sell certain footwear products in European Member States in light of anti-dumping duties and measures imposed by the European Commission with respect to leather footwear imported from China and Vietnam; (iii) Timberland’s ability to procure a majority of its products from independent manufacturers; (iv) changes in foreign exchange rates; (v) Timberland’s ability to obtain adequate materials at competitive prices; and (vi) other factors, including those detailed from time to time in The Timberland Company’s filings made with the SEC. The Timberland Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
This press release also includes discussion of constant dollar revenue growth, diluted EPS excluding restructuring and related costs and diluted EPS excluding restructuring and related costs and including stock-based employee compensation costs, which are non-GAAP measures. As required by SEC rules, the Company has provided reconciliations of these measures on attached tables that follow its financial statements. Additional required information is located in the Form 8-K furnished to the SEC on July 26, 2006.
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THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

	June 30,	July 1,	December 31,
	2006	2005	2005
Assets
Current assets
Cash and equivalents	$108,065	$189,831	$213,163
Accounts receivable, net	125,719	130,638	168,831
Inventory	210,963	216,483	167,132
Prepaid expense	46,128	29,075	33,502
Deferred income taxes	16,964	14,545	26,934
Derivative assets	186	6,360	6,044

Total current assets	508,025	586,932	615,606

Property, plant and equipment, net	83,225	76,718	82,372

Deferred income taxes	1,252	—	—

Goodwill and intangible assets, net	81,103	19,285	80,412

Other assets, net	11,926	10,061	10,264

Total assets	$685,531	$692,996	$788,654

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$92,286	$89,242	$97,294
Accrued expense and other current liabilities	74,451	72,862	101,842
Income taxes payable	156	8,158	44,210
Derivative liabilities	5,000	—	—

Total current liabilities	171,893	170,262	243,346

Deferred compensation and other long-term liabilities	13,400	14,394	16,046

Deferred income taxes	—	5,814	1,075

Stockholders’ equity	500,238	502,526	528,187

Total liabilities and stockholders’ equity	$685,531	$692,996	$788,654

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Data)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2006	July 1, 2005	June 30, 2006	July 1, 2005
Revenue	$226,605	$240,269	$576,416	$594,480
Cost of goods sold	123,784	122,289	297,492	289,339

Gross profit	102,821	117,980	278,924	305,141

Operating expense
Selling	95,614	85,238	200,354	185,977
General and administrative	27,639	24,340	56,268	48,842
Restructuring costs	431	—	912	—

Total operating expense	123,684	109,578	257,534	234,819

Operating income/(loss)	(20,863)	8,402	21,390	70,322

Other income
Interest income, net	666	1,063	1,771	2,164
Other, net	392	148	1,593	1,138

Total other income	1,058	1,211	3,364	3,302

Income/(loss) before provision/(benefit) for income taxes	(19,805)	9,613	24,754	73,624

Provision/(benefit) for income taxes	(6,833)	3,268	8,540	25,032

Net income/(loss)	$(12,972)	$6,345	$16,214	$48,592

Earnings/(loss) per share
Basic	$(.21)	$.09	$.26	$.72
Diluted	$(.21)	$.09	$.25	$.71

Weighted-average shares outstanding
Basic	63,035	66,913	63,308	67,250
Diluted	63,035	68,376	64,566	68,698

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	For the Six Months Ended
	June 30,	July 1,
	2006	2005
Cash flows from operating activities:
Net income	$16,214	$48,592
Adjustments to reconcile net income to net cash used by operating activities:
Deferred income taxes	9,185	6,265
Share-based compensation	10,967	1,323
Depreciation and other amortization	13,309	12,451
Tax benefit from share-based compensation, net of excess benefit	1,494	4,880
Other non-cash charges and credits, net	(2,269)	1,241
Increase/(decrease) in cash from changes in working capital:
Accounts receivable	47,979	17,110
Inventory	(42,415)	(89,945)
Prepaid expense	(11,328)	(2,993)
Accounts payable	(6,136)	38,809
Accrued expense	(27,749)	(48,649)
Income taxes payable	(44,861)	(26,602)

Net cash used by operating activities	(35,610)	(37,518)

Cash flows from investing activities:
Additions to property, plant and equipment	(12,613)	(9,528)
Other	(3,685)	(458)

Net cash used by investing activities	(16,298)	(9,986)

Cash flows from financing activities:
Common stock repurchases	(69,919)	(80,349)
Issuance of common stock	12,128	13,546
Excess tax benefit from share-based compensation	2,305	—

Net cash used by financing activities	(55,486)	(66,803)

Effect of exchange rate changes on cash and equivalents	2,296	(4,978)

Net decrease in cash and equivalents	(105,098)	(119,285)
Cash and equivalents at beginning of period	213,163	309,116

Cash and equivalents at end of period	$108,065	$189,831

THE TIMBERLAND COMPANY
UNAUDITED REVENUE ANALYSIS
(Amounts in Thousands)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2006	July 1, 2005	Change	June 30, 2006	July 1, 2005	Change
Revenue by Segment:
U.S. Wholesale	$87,449	$100,524	-13.0%	$212,153	$217,342	-2.4%
U.S. Consumer Direct	33,239	34,985	-5.0%	66,299	73,304	-9.6%

Total U.S.	120,688	135,509	-10.9%	278,452	290,646	-4.2%

International	$105,917	$104,760	1.1%	$297,964	$303,834	-1.9%

Revenue by Product:
Footwear	$150,764	$177,598	-15.1%	$404,712	$443,632	-8.8%
Apparel and Accessories	71,527	59,604	20.0%	162,927	144,213	13.0%
Royalty and Other	4,314	3,067	40.7%	8,777	6,635	32.3%

Revenue by Channel:
Wholesale	$156,072	$168,799	-7.5%	$435,634	$444,412	-2.0%
Consumer Direct	70,533	71,470	-1.3%	140,782	150,068	-6.2%

Comparable Store Sales:
Domestic Retail	-6.6%	1.3%		-9.8%	2.6%
Global Retail	-5.6%	0.7%		-8.2%	3.1%

THE TIMBERLAND COMPANY
UNAUDITED RECONCILIATION OF TOTAL AND INTERNATIONAL REVENUE
INCREASES/(DECREASES) TO CONSTANT DOLLAR REVENUE INCREASES/(DECREASES)
(Amounts in Millions)
Total Company Revenue Reconciliation:

	For the Three Months Ended		For the Six Months Ended June
	June 30, 2006		30, 2006
	$ Change	% Change	$ Change	% Change
Revenue (decrease) (GAAP)	$(13.7)	-5.7%	$(18.1)	-3.0%
(Decrease) due to foreign exchange rate changes	(1.3)	-.6%	(14.2)	-2.4%

Revenue (decrease) in constant dollars	$(12.4)	-5.1%	$(3.9)	-.6%
International Revenue Reconciliation:

	For the Three Months Ended		For the Six Months Ended June
	June 30, 2006		30, 2006
	$ Change	% Change	$ Change	% Change
Revenue increase/(decrease) (GAAP)	$1.2	1.1%	$(5.9)	-1.9%
(Decrease) due to foreign exchange rate changes	(1.3)	-1.2%	(14.2)	-4.7%

Revenue increase in constant dollars	$2.5	2.3%	$8.3	2.8%

THE TIMBERLAND COMPANY
UNAUDITED RECONCILIATION OF DILUTED EPS TO
DILUTED EPS EXCLUDING RESTRUCTURING AND RELATED COSTS
AND INCLUDING SHARE-BASED EMPLOYEE COMPENSATION COSTS
RELATED TO STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLANS

	For the Three Months	For the Twelve Months
	Ended July 1, 2005	Ended December 31, 2005
Diluted EPS (GAAP)	$.09	$2.43
Per share impact of restructuring and related costs	—	.04

Diluted EPS excluding restructuring and related costs	.09	2.47
Per share impact of share-based employee compensation costs related to stock option and employee stock purchase plans	(.02)	(.12)

Diluted EPS excluding restructuring and related costs and including share-based employee compensation costs related to stock option and employee stock purchase plans	$.07	$2.35

THE TIMBERLAND COMPANY
UNAUDITED RECONCILIATION OF DILUTED EPS TO
DILUTED EPS EXCLUDING RESTRUCTURING COSTS

For the Three Months Ended
June 30, 2006
Diluted EPS (GAAP)	($.21)
Per share impact of restructuring costs	$.01

Diluted EPS excluding restructuring costs	($.20)